Exhibit 10.1

This document constitutes part of the prospectus covering securities that have been registered under the Securities Act of 1933.

ICF International, Inc.
2018 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement

THIS AGREEMENT, effective as of the Date of Grant set forth below, represents a grant of Restricted Stock Units (“RSUs”) by ICF International, Inc., a Delaware corporation (the “Company”), to the individual named below (the “Participant”), a member of the Board of Directors of the Company, pursuant to the provisions of the ICF International, Inc. 2018 Omnibus Incentive Plan (the “Plan”).

You have been selected to receive a grant of RSUs pursuant to the Plan, as specified below.

The Plan provides a description of the terms and conditions governing the RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

Participant:

Date of Grant: _____, 20__

Number of RSUs Granted:

Vesting Terms: 1 Year, in equal increments on September 1, December 1, March 1and June 1.

Purchase Price: None

1.      Director of the Company. The RSUs granted hereunder are granted on the condition that the Participant remains a Director of the Company or one or more of its subsidiaries from the Date of Grant through (and including) the applicable Vesting Dates, as set forth in Section 2 (any period, prior to the Vesting Date, during which RSUs are unvested shall be referred to as the “Period of Restriction”).

This grant of RSUs shall not confer any right to the Participant (or any other Participant) to be granted in the future RSUs or other Awards under the Plan.

2.      Vesting.

(a)

RSUs shall be initially unvested (the unvested RSUs are referred to in this Agreement as the “Unvested RSUs”) and, except as hereinafter provided, 25% of the RSUs shall vest, provided that the Participant continues to serve as a director of the Company(or one or more of its subsidiaries) through the Vesting Date for that quarter. A Participant is eligible for the quarterly vesting on June 1st so long as the Participant was a member of the Board immediately prior to the Annual Meeting of that year. If the Participant ceases to serve as a director as a result of his or her death or Disability (as defined in the Plan), the RSUs will immediately vest as of the date of the Participant’s death or Disability. If the Participant voluntarily resigns from the Board (or is otherwise removed as a director before such date), all unvested RSUs held by the Participant shall be forfeited.

Awards made to new directors appointed outside of an Annual Meeting will be issued and effective on the first day of the quarter following the date of the director’s appointment to the Board and the Award will be prorated based on the remaining quarters until the next Annual Meeting.

(b)

The number of RSUs vesting as of a particular Vesting Date shall be rounded down to the nearest whole RSU; provided, however, that all remaining Unvested RSUs shall vest completely on the final Vesting Date.

Vesting Date	Percentage of RSUs Vesting	Cumulative Percentage of RSUs Vesting

September 1	25%	25%
December 1	25%	50% = 1st + 2nd quarter
March 1	25%	75% = 1st + 2nd + 3rd quarter
June 1	25%	100% = 1st + 2nd + 3rd + 4th quarter

3.     Timing of Payout. Payout of all vested RSUs shall occur as soon as administratively feasible following the Vesting Dates set forth in Section 2(b), but in no event later than thirty (30) days after such Vesting Dates provided that, if such thirty-day period begins in one calendar year and ends in another, the Participant may not choose in which calendar year payment will be made.

4.     Form of Payout. Vested RSUs will be paid out solely in the form of Shares.

5.     Voting Rights and Dividends. Until such time as the RSUs are paid out in Shares, the Participant shall not have voting rights with respect to such Shares. Further, no dividends shall be paid on any RSUs.

6.     Restrictions on Transfer. RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the RSUs, the Participant’s right to such RSUs shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

7.     Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Shares or other securities, stock dividend, liquidation, dissolution, or otherwise, the number and class of RSUs subject to this Agreement shall be equitably adjusted by the Committee in the manner set forth in Section 4.3 of the Plan to prevent dilution or enlargement of rights.

8.     Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Director of Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

9.     Miscellaneous.

(a)

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)

The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely impair the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(d)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)

All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f)

To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(g)

To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

ICF INTERNATIONAL, INC.

By:
Name: Sudhakar Kesavan
Chairman and Chief Executive Officer

PARTICIPANT:

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